                                                                     EXHIBIT 3.1



                        MILLENNIUM PHARMACEUTICALS, INC.
                            AMENDMENT TO THE BY-LAWS

         The Company's By-laws be and hereby are amended by adding the following
Article 5.10:


           5.10 EXECUTION OF PAPERS. Except as the directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the corporation shall be signed by the president or by one of the vice presidents or by the treasurer.


                      Adopted by the Board of Directors as of September 28, 2000